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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 22, 1999 in the Registration Statement (Form S-1) and related Prospectus of uBid, Inc. for the registration of 2,300,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 22, 1999 with respect to the financial statement schedule of uBid, Inc. for the year ended December 31, 1998 and for the period April 1, 1997 (Inception) to December 31, 1997 included in the Annual Report (Form 10-K) for 1998 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
July 15, 1999